UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2022

Chemomab Therapeutics Ltd.

(Exact name of Registrant as Specified in Its Charter)

State of Israel	001-38807	81-3676773
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Kiryat Atidim, Building 7
Tel Aviv, Israel	6158002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +972-77-331-0156

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
American Depositary Shares, each representing twenty (20) ordinary shares, no par value per share	CMMB	Nasdaq Capital Market

Ordinary shares, no par value per share	N/A	Nasdaq Capital Market*

* Not for trading; only in connection with the registration of American Depositary Shares.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01. Other Events.

As previously reported in the Registration Statement on Form S-4 (File No. 333-252070) of Chemomab Therapeutics Ltd. (f/k/a Anchiano Therapeutics Ltd.) (the “Company”), filed on January 13, 2021 and effective on February 10, 2021, Chemomab Ltd. (the “Subsidiary”) filed an application with the Israeli Tax Authority for a tax ruling (the “Tax Ruling”) in connection with the merger consummated between the Company and the Subsidiary (the “Merger”) pursuant to which certain of the Subsidiary’s shareholders were entitled to defer an immediate Israeli tax liability resulting from the exchange of shares that otherwise would have been deemed a sale. The deferral of the aforementioned tax liability is set to lapse on March 16, 2023, which is the two-year anniversary of the closing date of the Merger. Dr. Adi Mor, co-founder of the Subsidiary and both the Chief Scientific Officer and a Class III director of the Company, and Professor Kobi George, co-founder of the Subsidiary (together with Dr. Adi Mor, the “Co-Founders”), will be required to pay a substantial tax liability to the Israeli Tax Authority upon the expiration date of the deferral period. In order to pay this tax liability, the Co-Founders will be required to sell part of their holdings in the Company in order to cover the tax liability.

As discussed in the Company’s Form 10-Q, as filed with the U.S. Securities and Exchange Commission on November 10, 2022, in light of the foregoing, the Company elected to enter into a share purchase agreement (the “Repurchase Arrangement”) with the Co-Founders whereby the Company agreed, subject to the requisite court approval required under Section 303(a) of the Israeli Companies Law, 5759-1999 (the “Companies Law”), to repurchase up to 582,023 American Depositary Shares (the “ADSs”) of the Company (each representing twenty (20) ordinary shares, no par value, of the Company) owned by the Co-Founders, for consideration not to exceed an aggregate amount of $2,500,000, depending on the market price of the ADSs at the time of any repurchase. The purpose of the Repurchase Arrangement is in order to avoid a situation in which the Co-Founders would have to execute bulk sales of their ADSs on the open market in order to be able to pay the outstanding tax liability. These repurchases will be made at market price. The Company believes that the Repurchase Arrangement protects the best interests of our shareholders by mitigating volatility of the market for the Company’s ADSs.

The Company does not expect any change in its cash runway as a result of this Repurchase Arrangement. The cash runway is expected to last through the end of 2023, consistent with the last quarterly update provided by the Company.

On November 14, 2022, the Economic Court of Tel-Aviv, Israel, in accordance with the requirements set forth under Section 303(a) of the Companies Law, approved the Company’s petition to enter into the Repurchase Arrangement with Co-Founders. Accordingly, subject to closing on or about November 16, 2022, the Company intends to repurchase the entire amount of 582,023 of the Co-Founders’ ADSs for total consideration of approximately $1,213,400.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHEMOMAB THERAPEUTICS LTD.

Date: November 16, 2022	By:	/s/ Donald Marvin
Name: Donald Marvin
Title: Executive V.P., Chief Financial Officer and Chief Operating Officer